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                                                                    Exhibit 99.2


For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com
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     CirTran Signs Distribution Agreement for Playboy Energy Drink in Mexico

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             10-Year Agreement Includes Sales Quota of $480 Million

SALT LAKE CITY, October 16, 2008 -- CirTran Corporation (OTCBB: CIRC) said today that it has signed an international distribution agreement for the new line of Playboy-branded energy drinks it manufactures and distributes, giving rights in Mexico to Factor Tequila SA de CV.

The agreement gives Factor Tequila exclusive rights to distribute Playboy Energy Drink in Mexico. Concurrent with the signing of the agreement, Factor Tequila placed an initial order with CirTran Beverage Corp. for which it will make an advance payment of $220,000. The agreement includes a sales quota schedule totaling $480 million over the agreement's 10-year period.

CirTran Beverage is a wholly-owned subsidiary of CirTran Corporation, and spearheads the manufacture and distribution of Playboy Energy Drink and Playboy Energy Drink Low Sugar. Playboy Energy Drink was formally introduced in the U.S. by CirTran in the spring of 2008, with major promotions in Florida and California.

"This exciting new product line has been popularly received by consumers, retailers and the beverage distribution community," said Iehab J. Hawatmeh, founder and president of CirTran. "Now, CirTran is starting to distribute into new markets. With this distribution agreement, we begin to market Playboy Energy Drink to our neighbors south of the border in partnership with Factor Tequila."

Mr. Hawatmeh said that the distribution agreement calls for Factor Tequila to advertise and promote Playboy Energy Drink at its cost and have product available through at least 70% of its accounts in Mexico within the next 12 months.

Juan Enrique Garcia, director of Factor Tequila, said his company "shares CirTran's excitement about Playboy Energy Drink. We are eager to introduce this great new product line with a world-class name and trademark that is already very well known and popular in Mexico."

About CirTran Corporation
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Founded in 1993,  CirTran  Corporation  (www.cirtran.com)  has evolved  from its roots as a premier international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran's operations include: CirTran-Asia, a subsidiary with principal offices
in  ShenZhen,   China,  which  manufactures  high-volume  electronics,   fitness
equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce and distribute the Playboy Energy Drink.

About Factor Tequila SA de CV
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Factor Tequila SA de CV, based in Polanco, Mexico, produces, markets and exports bottled beverages including premium spirits of high and low alcohol grade. The company's success is based on its innovation and the development of brands created through the blending of different resources, offering bottled drinks which "transmit the culture and values of Mexico," and promoting new ways of consuming Mexican spirits in key growth markets in a manner which is highly profitable for distributors and extremely appealing to consumers.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. CirTran disclaims any obligation or intention to update any forward-looking statement.

All trademarks are properties of their respective owners.










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